UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 16, 2008

Commission File Number	Exact name of registrant as specified in its charter	IRS Employer Identification No.
1-12869	CONSTELLATION ENERGY GROUP, INC.	52-1964611

MARYLAND

(State of Incorporation of registrant)

100 CONSTELLATION WAY, BALTIMORE, MARYLAND	21202
(Address of principal executive offices)	(Zip Code)

410-470-2800

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name, former address

and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Change in Chief Financial Officer

Effective October 21, 2008, Jonathan W. Thayer was named Chief Financial Officer of Constellation Energy Group, Inc. (“Constellation”).  Mr. Thayer, age 37, previously served as Vice President and Managing Director, Corporate Strategy and Development of Constellation (since November 2004) and was appointed Treasurer of Constellation in August 2008.  Prior to that, he served as Director, Investor Relations of Constellation from January 2003 until November 2004.  Mr. Thayer succeeds John R. Collins, who has resigned as Chief Financial Officer of Constellation and will move into an advisory capacity to assist with Constellation’s merger with MidAmerican Energy Holdings Company (“MidAmerican”) and other strategic initiatives.  Mr. Collins will also remain Chairman of the Board of Managers of Constellation Energy Partners LLC, which was formed by Constellation and in which Constellation currently owns an approximately 28% equity interest.  In connection with the foregoing, Constellation issued a press release, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Waiver of Merger-Related Payments by Named Executive Officers

Mayo A. Shattuck III, Chairman, President and Chief Executive Officer of Constellation, executed a letter agreement dated October 16, 2008 waiving certain payment and benefit rights he otherwise would have in connection with the completion of Constellation Energy’s pending merger with MidAmerican.  Specifically, he waived any right to receive payment of any cash severance to which he would otherwise be entitled under his change in control agreement in connection with, and subject to the completion of, the merger.  Mr. Shattuck has requested that Constellation donate the cash severance amount that he would have received in the event of the termination of his employment following a change in control, which would be approximately $18 million, to the Constellation Energy Group Foundation.  Mr. Shattuck also waived his right to accelerated vesting of his net accrued benefit under Constellation’s supplemental benefit plans that would exist only if the merger is completed.  This waiver is effective only if the merger is completed.  As a result of this waiver, completion of the merger will have no acceleration or other impact on Mr. Shattuck’s rights to receive his net accrued benefits under Constellation’s supplemental benefit plans.

In addition, two other named executive officers of Constellation, Thomas V. Brooks, Executive Vice President of Constellation and President of Constellation Energy Resources, and John R. Collins, each executed a letter agreement dated October 17, 2008 amending their change in control agreements to reduce the cash severance payments to which they would otherwise be entitled in connection with, and subject to the completion of, the merger with MidAmerican to the lesser of (a) one times (reduced from two times) their base salary and annual incentive bonus and (b) $2 million.

The foregoing summary is qualified in its entirety by the letter agreements executed by Messrs. Shattuck, Brooks and Collins, copies of which are filed as Exhibits 10.1, 10.2 and 10.3, respectively, to the Form 8-K and are incorporated herein by reference.

Item 9.01.              Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Description

10.1	Letter agreement of Mayo A. Shattuck III dated October 16, 2008

10.2	Letter agreement of Thomas V. Brooks dated October 17, 2008

10.3	Letter agreement of John R. Collins dated October 17, 2008

99.1	Press release dated October 21, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934 the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CONSTELLATION ENERGY GROUP, INC.
(Registrant)

Date:	October 21, 2008	/s/ Charles A. Berardesco
Charles A. Berardesco
General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Letter agreement of Mayo A. Shattuck III dated October 16, 2008

10.2	Letter agreement of Thomas V. Brooks dated October 17, 2008

10.3	Letter agreement of John R. Collins dated October 17, 2008

99.1	Press release dated October 21, 2008